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                                                                               .
                                                                               .
                                                                               .
                                                                     Exhibit 5.2

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Suite 900                    Correspondence:       Telephone:  902.420.3200      Charles S. Reagh
Purdy's Wharf Tower One      P.O. Box 997          Fax:  902.420.1417            Direct Dial:  902.420.3335
1959 Upper Water Street      Halifax, NS           halifax@smss.com              Direct Fax:  902.496.6173
Halifax, NS                  Canada  B3J 2X2       www.smss.com                  csr@smss.com
Canada  B3J 3N2

Reference No:  NS24194-49

September 15, 2003

TOM BROWN RESOURCES FUNDING CORP.
c/o Town Brown, Inc.
555 Seventeenth Street, Suite 1850
Denver, CO  80202

TOM BROWN, INC.
555 Seventeenth Street, Suite 1850
Denver, CO   80202

Ladies and Gentlemen:

We have acted as special Nova Scotia counsel to Tom Brown Resources Funding Corp., an unlimited company organized under the laws of Nova Scotia, Canada (the "Subsidiary Issuer" and, together with Tom Brown, Inc., a Delaware corporation (the "Company"), the "Registrants"), with respect to offering by the Registrants of 225,000 Units (the "Units"), each Unit consisting of (i) $512 aggregate principal amount of 7.25% Senior Subordinated Notes due 2013 of the Company (the "Company Notes") and (ii) $488 aggregate principal amount of 7.25% Senior Subordinated Notes due 2013 of the Subsidiary Issuer (the "Subsidiary Issuer Notes") unconditionally guaranteed on a senior subordinated basis as to the payment of principal, premium, if any, and interest by the Company, pursuant to the terms of the Underwriting Agreement, dated September 11, 2003 (the "Underwriting Agreement"), among the Company, the Subsidiary Issuer and the several Underwriters named therein. We understand that the offering and sale of the Units has been registered pursuant to the Registration Statement on Form S-3 (Registration No. 333-104896), as amended (the "Registration Statement"), filed by the Registrants with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Securities Act"), and declared effective by the Commission on August 20, 2003. The Units are proposed to be issued pursuant to a Trust Indenture between the Company and U.S. Bank National Association, as Trustee (the "Trustee"), a Trust Indenture (the "Subsidiary Indenture") between the Subsidiary Issuer and the Trustee and a First Supplemental Indenture (the "Supplemental Indenture") among both of the Registrants and the Trustee, each dated as of September 16, 2003.

In connection with the opinions set out below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

1. executed originals or counterparts of the Subsidiary Indenture and the Supplemental Indenture;
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2.      the form of global certificate representing the Units;

3. the Registration Statement and the related Prospectus (the "Prospectus"), dated as of September 11, 2003, in the form filed with the Commission on September 15, 2003 pursuant to Rule 424(b) under the Securities Act;

4. a certificate of status (the "Certificate of Status") pertaining to the Subsidiary Issuer issued on behalf of the Registrar of Joint Stock Companies for the Province of Nova Scotia, dated September 15, 2003;

5. the corporate records of the Subsidiary Issuer contained in the minute book of the Subsidiary Issuer; and

6. a certificate of an officer of the Subsidiary Issuer dated the date hereof (the "Officer's Certificate").

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion.

In stating our opinions, we have assumed:

a. the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as notarial, certified, telecopies, conformed or reproduction copies thereof and the authenticity of the originals of such documents;

b. the completeness and accuracy of all statements of fact set forth in official public records and certificates and other documents supplied by public officials;

c. the completeness and accuracy of all statements of fact set forth in the Officer's Certificate; and

d. that each of the Subsidiary Indenture and the Supplemental Indenture will be duly executed and delivered by the parties thereto in substantially the form reviewed by us or with changes that do not affect the opinion given hereunder.

The opinions hereinafter expressed are limited to the laws of the Province of Nova Scotia as of the date of this opinion letter and we express no opinion as to the laws of any other jurisdiction.

Based upon the foregoing, we are of the opinion that:

(1) The Subsidiary Issuer is duly incorporated and validly existing under the laws of the Province of Nova Scotia.


(2) The Subsidiary Issuer has the corporate capacity to enter into and perform all of its obligations contemplated by the Registration Statement, the Subsidiary Indenture, the Supplemental Indenture and the Units and Subsidiary Notes to be issued pursuant to the Subsidiary Indenture and the Supplemental Indenture.

(3) The execution and delivery of the Subsidiary Indenture and the Supplemental Indenture and the issuance of the Units and Subsidiary Notes as contemplated therein have been duly authorized by all necessary corporate action on the part of the Subsidiary Issuer.

(4) The issue and sale of the Subsidiary Notes and the Units and the compliance by the Subsidiary Issuer with all of the provisions of the Subsidiary Notes, the Units, the Subsidiary Indenture and the Supplemental Indenture and the consummation of the transactions therein contemplated by the Registration Statement, the Subsidiary Indenture and the Supplemental Indenture will not result in any violation of the provisions of the constating documents of the Subsidiary Issuer.

(5) Under Nova Scotia provincial law, no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body is required for the issue and sale of the Subsidiary Notes and the Units or the consummation by the Subsidiary Issuer of the transactions contemplated by the Registration Statement, the Subsidiary Indenture or the Supplemental Indenture, except such consents, approvals, authorizations, registrations or qualifications as may be required under Nova Scotia provincial securities laws in connection with the purchase and distribution of the Subsidiary Notes and the Units.
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September 15, 2003
Page 3

We consent to the reliance by Vinson & Elkins L.L.P. on our opinion for the purposes of delivering such firm's opinion of even date herewith as included as
Exhibit 5.1 to the Registration Statement.

Yours truly,

STEWART MCKELVEY STIRLING SCALES